[GEHL LOGO OMITTED]
                                          Gehl Company       Tel:  262/334-9461
                                          143 Water Street   Fax: 262/334-6603
                                          P.O. Box 179       http://www.gehl.com
CONTACT:                                  West Bend, WI
Kenneth Hahn                              53095-0179
Chief Financial Officer                   USA
262-334-6632


                                  News Release


                  GEHL COMPANY REPORTS 2002 NET INCOME, BEFORE
           NON-RECURRING CHARGES, OF $1.7 MILLION, OR $.30 PER DILUTED
               SHARE; CONSTRUCTION EQUIPMENT SALES INCREASE BY 10%


     WEST BEND, WI, February 21, 2003 -- Gehl Company (NASDAQ NM: GEHL), a manufacturer of compact construction and agricultural equipment, today reported net sales for the year ended December 31, 2002 of $232.6 million, compared to $240.4 million recorded for the prior year. Net income, before non-recurring charges, for the year ended December 31, 2002, totaled $1.7 million, or $.30 per diluted share. Net income in 2001, exclusive of non-recurring charges, was $5.4 million, or $.99 per diluted share. Non-recurring after-tax charges in 2002 were $621,000, or $.11 per diluted share, related to previously announced restructuring and plant rationalization initiatives. Non-recurring after-tax charges in 2001 were $3.1 million, including $2.8 million, or $.51 per diluted share, for plant rationalization initiatives, and $.3 million, or $.06 per diluted share, for strategic review process expenses. Net income for the year ended December 31, 2002, including non-recurring charges, totaled $1.0 million, or $.19 per diluted share, compared to $2.3 million, or $.42 per diluted share, in 2001. 2001 results included approximately $476,000 of goodwill amortization expense, or $.09 per diluted share.


     For the quarter ended December 31, 2002, Gehl reported net sales of $51.2 million, an increase of 8%, compared to $47.4 million for the fourth quarter of 2001. The Company reported a net loss for the quarter of $155,000, or $.03 per diluted share, excluding non-recurring after-tax charges of $150,000, compared to a net loss of $430,000, or $.08 per diluted share in the fourth quarter of 2001. Including the effect of


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Gehl Company
Gehl Company Reports 2002 Net Income
February 21, 2003
Page 2


the non-recurring after tax charges of $150,000 related to previously announced restructuring and plant rationalization initiatives, the net loss for the fourth quarter of 2002 was $304,000, or $.06 per diluted share. Fourth quarter 2001 results include approximately $119,000 of goodwill amortization expense, or $.02 earnings per diluted share.


     "In general, our fourth quarter 2002 total net sales and our construction equipment sales were up, while our agricultural sales were down - which is the reverse of what we reported last year at this time," said Gehl Company Chairman, President and CEO, William D. Gehl. Mr. Gehl said "Sluggishness in the U.S. economy affected us in general, while lower milk prices and unfavorable weather conditions in certain areas of the United States reduced demand for our agricultural equipment. In addition, industry-wide telescopic handler retail demand in North America in 2002 was down for the third straight year, which reduced shipments of our telescopic handlers."


     "We continue," Mr. Gehl said, "to take aggressive steps to control costs. We've already realized some of the benefits of these efforts and expect to see more reflected in our future performance. Our plant rationalization project has been completed, in which we transferred and outsourced production, enabling us to close two of our plants. We will continue to reduce expenses and adjust production to reflect the demand for our products."


     "On the positive side" said Mr. Gehl, "good demand for the recently introduced all-wheel steer loader and compact tracked loader products, sales of telescopic handlers and compact excavators to Mustang dealers, and sales from the Company's new attachment business and the Company's newest subsidiary, Gehl Europe, have all benefited total Company sales."


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Gehl Company
Gehl Company Reports 2002 Net Income
February 21, 2003
Page 3


                          CONSTRUCTION EQUIPMENT SALES


     Sales of construction equipment in the fourth quarter of 2002 were $32.2 million, an increase of 40% over the $23.1 million recorded in the disappointing fourth quarter of 2001. Construction equipment sales for the full year ended December 31, 2002 were $135.1 million, an increase of 10% above the $122.3 million for the full year ended December 31, 2001. Sales of the new compact tracked loaders have been strong since their introduction in the second quarter of 2002. In addition, construction equipment segment net sales in 2002 benefited from the introduction of new all-wheel steer loaders in the 2002 third quarter, contributions from telescopic handlers and compact excavator models sold through the Mustang distribution channel and net sales from the Company's new attachment business and the newly consolidated Gehl Europe subsidiary. These increases more than offset the reduction in telescopic handler shipments resulting from the continuing downward trend in that market. Net sales of $2.8 million and $10.0 million have been included in the 2002 fourth quarter and full year periods, respectively, as a result of including the newly consolidated Gehl Europe subsidiary.


                          AGRICULTURAL EQUIPMENT SALES


     Sales of agricultural equipment in the fourth quarter of 2002 were $19.0 million versus $24.3 million reported in the fourth quarter of 2001, a decrease of 22%. Agricultural equipment sales for the full year ended December 31, 2002 were $97.5 million, 17% below the $118.1 million recorded for the full year ended December 31, 2001.


     Agricultural implement net sales were adversely impacted by the significant decline in milk prices as well as drought conditions in certain regions of the United States. Sales of the new compact tracked loaders introduced in the 2002 second quarter, the introduction of new all-wheel steer loaders in the 2002 third quarter, increased shipments of compact excavators to select rural equipment dealers, and


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Gehl Company
Gehl Company Reports 2002 Net Income
February 21, 2003
Page 4


increased sales from the Company's new attachment business partially offset reduced implement and skid loader net sales in the agricultural segment.


                      GROSS MARGINS AND OPERATING EXPENSES


     For the fourth quarter of 2002, the Company's total gross margin was 18.6%, versus 20.8% for the fourth quarter of 2001. For the full year 2002, total gross margin was 21.0% versus 22.2% for 2001. Gross margin for construction equipment was 20.6% and 21.3% for the 2002 fourth quarter and full year periods, respectively, compared to 22.1% and 20.6%, respectively, for the comparable periods of 2001. The increase in the construction equipment gross margin for the full year 2002 was primarily due to lower levels of discounts and sales incentives associated with the mix of products shipped as well as improved manufacturing efficiencies. The reduction in the construction equipment gross margin for the fourth quarter of 2002 was due primarily to lower production levels and less favorable mix of product shipments. Gross margin for agricultural equipment was 15.4% and 20.5%, for the 2002 fourth quarter and full year periods, respectively, compared to the 19.6% and 23.8% margins realized for the comparable periods of 2001. The decrease in the agricultural equipment segment gross margin was due to significant competitive pressure resulting in higher sales discounts and sales incentives, reduced production volume and a less favorable mix of product shipments.


     Selling, general and administrative expense in the fourth quarter of 2002 was $9.3 million, or 18.2% of net sales, compared to $9.8 million (including approximately $119,000 of goodwill amortization), or 20.8% of net sales in the fourth quarter of 2001. For the full year 2002, selling, general and administrative expense was $42.7 million, or 18.4% of net sales, compared to $39.6 million (including $476,000 of goodwill amortization), or 16.5% of net sales for the full year 2001.


     The increase in the dollar amount of expenses for 2002 is primarily due to the consolidation of Gehl Europe effective January 1, 2002 and expenses associated with


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Gehl Company
Gehl Company Reports 2002 Net Income
February 21, 2003
Page 5


the Company's attachment business that was launched in July 2001. These costs, combined with a lower level of net sales, contributed to the Company's increased selling, general and administrative expense as a percentage of net sales for the full year 2002.


                            NEW ACCOUNTING PROCEDURES


     Effective January 1, 2002, the Company adopted the provisions of Emerging Issues Task Force ("EITF") 00-25 "Vendor Income Statement Characterization of Consideration Paid to a Retailer of the Vendor's Products." As a result of this adoption, the Company now classifies the costs associated with sales incentives provided to dealers as a reduction of net sales. These costs were previously included in selling, general and administrative expense. Net sales and selling, general and administrative expense for 2001 have been restated to conform with the current year presentation. This reclassification had no impact on reported income before income taxes, net income or income per share amounts.


     Effective January 1, 2002, Gehl Company has accounted for its investment in a German distribution operation, Gehl Europe, as a consolidated subsidiary, as a result of its controlling influence on the operation as of such date. Net sales of $2.8 million and $10.0 million have been included in the 2002 fourth quarter and full year periods, respectively, as a result of this consolidation.


     Effective January 1, 2002, the Company adopted the provisions of Financial Accounting Standard No. 142 ("FAS 142") "Goodwill and Other Intangible Assets" which states that goodwill and intangible assets deemed to have indefinite lives are no longer subject to amortization, but will be tested for impairment at least annually. Upon adoption, Gehl discontinued the amortization of goodwill.


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Gehl Company
Gehl Company Reports 2002 Net Income
February 21, 2003
Page 6


                                OUTLOOK FOR 2003


     Demand for construction equipment in the North American market during 2003 is expected to be flat compared to 2002 levels, while demand for agricultural equipment in the North American market is expected to be flat to slightly down.


     Based on the current market outlook, the Company's net sales are expected to range between being flat to up approximately 4% in 2003. Any growth in net sales is expected to result primarily from the sales of recently introduced products and new products to be introduced in 2003. Growth in net sales is more likely to occur in the construction equipment segment as compared with the agricultural equipment segment. Overall, any anticipated sales growth would likely occur in the latter portion of 2003 based on the Company's expectation of a gradually improving economy. Operating margins are expected to improve as the result of further initiatives to reduce costs, the effect of factory rationalizations completed in 2002 and a more favorable product mix. While it is difficult to predict results in these unsettled economic times, if the economy experiences some gradual improvement and the Company's sales levels meet projected forecasts, the Company expects to earn in the range of $.60 to $.75 per diluted share in 2003.


About Gehl Company


     Gehl Company (NASDAQ NM: GEHL) is a manufacturer of compact equipment used worldwide in construction and agricultural markets. Founded in 1859, the Company is headquartered in West Bend, WI, with manufacturing facilities in West Bend, WI; and Madison and Yankton, SD. The Company markets its products under the Gehl
(R) and Mustang (R) brand names. Mustang product information is available on the Mustang Manufacturing website (www.mustangmfg.com). CE Attachments, Inc. information is available at (www.ceattach.com). Gehl Company information is available at (www.gehl.com) or contact: Gehl Company, 143 Water Street, West Bend, WI 53095 (telephone: 262-334-9461).


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Gehl Company
Gehl Company Reports 2002 Net Income
February 21, 2003
Page 7


Forward Looking Statements


     The Company intends that certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company's future financial position, business strategy, targets and projected sales and earnings, and the plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as the Company "believes," "anticipates," "expects", "estimates" or "projects" or words of similar meaning are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company's control, that could cause actual results to differ materially from those anticipated as of the date of this press release. Factors that could cause such a variance include, but are not limited to, a delay in the expected general economic recovery, unanticipated changes in capital market conditions, the Company's ability to implement successfully its strategic initiatives, market acceptance of newly introduced products, the cyclical nature of the Company's business, the Company's and its customers' access to credit, competitive pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), technological difficulties, changes in currency exchange rates, the Company's ability to secure sources of liquidity necessary to fund its operations, changes in environmental laws, the impact of any acquisition effected by the Company, and employee and labor relations. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, the Company's expectations for fiscal year 2003 are based in part on certain assumptions made by the Company, including those relating to commodities prices, which are strongly affected by weather and other factors and can fluctuate significantly, housing starts and other construction activities, which are sensitive to, among other things, interest rates and government spending, and the performance of the U.S. economy generally. The accuracy of these or other assumptions could have a material effect on the Company's ability to achieve its expectations.


                              ( TABLES TO FOLLOW )


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                          GEHL COMPANY AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)



                        For the Fourth Quarter Ended     For the Year Ended
                                (unaudited)                  (audited)
                        ----------------------------  --------------------------
                                           (1)                         (1)
                         December 31,  December 31,   December 31,  December 31,
                             2002          2001           2002          2001
                        -------------  -------------  ------------  ------------

NET SALES                  $ 51,233      $ 47,372      $ 232,565     $ 240,394
  Cost of goods sold         41,682        37,520        183,720       187,069
                           --------      --------      ---------     ---------

GROSS PROFIT                  9,551         9,852         48,845        53,325

  Selling, general
   and administrative
   expenses                   9,340         9,838         42,733        39,569
  Strategic review
   process costs                  -             -              -           513
  Restructuring and
   other charges                230             -            955         4,300
                           --------      --------      ---------     ---------
      Total operating
       expenses               9,570         9,838         43,688        44,382

INCOME (LOSS) FROM
 OPERATIONS                     (19)           14          5,157         8,943

  Interest expense             (868)         (886)        (4,052)       (4,299)
  Interest income               479           575          1,986         2,024
  Other expense, net            (60)         (364)        (1,486)       (3,122)
                           --------      --------      ---------     ---------

INCOME (LOSS) BEFORE
 INCOME TAXES                  (468)         (661)         1,605         3,546

  Income tax provision
   (benefit)                   (164)         (231)           562         1,241
                           --------      --------      ---------     ---------

NET INCOME (LOSS)          $   (304)     $   (430)     $   1,043     $   2,305
                           ========      ========      =========     =========

EARNINGS (LOSS) PER
 SHARE

Diluted                    $  (0.06)     $  (0.08)     $    0.19     $    0.42
  Weighted average
   number of common
   shares and common
   stock equivalents          5,374         5,357          5,466         5,507

Basic                      $  (0.06)     $  (0.08)     $    0.19     $    0.43
  Weighted average
   number of
   common shares              5,374         5,357          5,390         5,345


(1) Selling, general and administrative expenses for the quarter and year ended December 31, 2001 include $119, or $.02 diluted earnings per share, and $476, or $.09 diluted earnings per share, respectively, of goodwill amortization.

                          GEHL COMPANY AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                         December 31, 2002     December 31, 2001
                                             (audited)             (audited)
                                         -----------------     -----------------

ASSETS
  Cash                                      $    2,243            $    2,248
  Accounts receivable - net                     97,627                90,714
  Finance contracts receivable - net             4,701                 7,511
  Inventories                                   36,771                52,161
  Deferred income taxes                          8,469                10,171
  Prepaid expenses and other current
   assets                                        3,203                 1,119
                                            ----------            ----------
     Total current assets                      153,014               163,924

  Property, plant and equipment - net           46,697                43,431
  Goodwill                                      11,696                12,248
  Other assets                                  14,662                17,806
                                            ----------            ----------

  Total assets                              $  226,069            $  237,409
                                            ==========            ==========


LIABILITIES AND SHAREHOLDERS' EQUITY
  Total current liabilities                 $   49,634            $   56,466
  Long-term debt obligations                    56,135                64,237
  Other long-term obligations                   22,518                14,225
  Deferred income taxes                          1,644                 2,460
  Total shareholders' equity                    96,138               100,021
                                            ----------            ----------

  Total liabilities and shareholders'
   equity                                   $  226,069            $  237,409
                                            ==========            ==========

                          GEHL COMPANY AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                    For the Year Ended
                                                        (audited)
                                         ---------------------------------------
                                         December 31, 2002     December 31, 2001
                                         -----------------     -----------------

CASH FLOW FROM OPERATING ACTIVITIES:
   Net income                               $    1,043            $    2,305

   Adjustments to reconcile net income
    to net cash provided by (used for)
    operating activities:
      Depreciation                               4,630                 4,687
      Amortization                                 183                   729
      Deferred income taxes                      2,750                (1,611)
      Restructuring charge (non-cash)                -                 1,754
      Cost of sales of finance contracts         1,763                 3,222
      Proceeds from the sales of
       finance contracts                       102,120               109,740
      Increase in finance contracts
       receivable                              (98,260)              (99,104)
      Net change in remaining working
       capital items                             2,539               (21,828)
                                            ----------            ----------
         Net cash provided by (used
          for) operating activities             16,768                  (106)

CASH FLOW FROM INVESTING ACTIVITIES:
   Property, plant and equipment
    additions - net                             (6,790)               (4,135)
   Other                                           797                   553
                                            ----------            ----------
      Net cash used for investing
       activities                               (5,993)               (3,582)

CASH FLOW FROM FINANCING ACTIVITIES:
   (Repayments of) Proceeds from
    revolving credit loans                      (7,811)                3,580
   Repayments of other borrowings - net         (2,900)                 (346)
   Proceeds from issuance of common
    stock                                          623                   357
   Treasury stock purchases                       (692)                 (245)
                                            ----------            ----------
      Net cash (used for) provided by
       financing activities                    (10,780)                3,346

   Net decrease in cash                             (5)                 (342)
   Cash, beginning of period                     2,248                 2,590
                                            ----------            ----------
   Cash, end of period                      $    2,243            $    2,248
                                            ==========            ==========